UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2008

FNDS3000 CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

818 A1A North, Suite 201
Ponte Vedra Beach, Florida 32082
(Address of principal executive offices)

(904) 273-2702
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers
On July 10, 2008, Ernst Schoenbaechler was appointed as a director of FNDS3000 Corp. (the "Company"). There are no understandings or arrangements between Mr. Schoenbaechler and any other person pursuant to which he was selected as a director. Mr. Schoenbaechler presently does not serve on any Company committee. Mr. Schoenbaechler may be appointed to serve as a member of a committee although there are no current plans to appoint him to a committee as of the date hereof. Mr. Schoenbaechler does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, Mr. Schoenbaechler has never entered into a transaction, nor is there any proposed transaction, between Mr. Schoenbaechler and the Company.

Ernst Schoenbaechler has over 38 years of experience in the banking industry. As a senior manager he was responsible for capital market business, securities, foreign exchange and money markets where he positioned Bankers Trust AG, Zurich, in the Swiss Capital Markets. In 1985 he founded his own finance company in Pfaeffikon, Switzerland, with subsidiaries in Canada and Luxemburg and became a pioneer in the then booming primary capital markets focused on trading for Asian borrowers. Later, his company concentrated more on venture capital deals and private placements. Since 2004, he has been an independent financial consultant working with various public companies. Mr. Schoenbaechler has also held (management) positions at Credit Suisse, Clariden Bank, UBS, Citibank and Manufacturers Hanover Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP.

Date: July 14, 2008	/s/ David Fann
David Fann
President